Exhibit (l)(4)

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

101 Constitution Avenue, NW | Suite 900 Washington, DC 20001 T 202.712.2800 F 202.712.2860 nelsonmullins.com

September 12, 2018

Monroe Capital Corporation

311 South Wacker Drive, Suite 6400

Chicago, Illinois 60606

Re:	Registration Statement on Form N-2: File No. 333-216665

We have acted as counsel to Monroe Capital Corporation, a Maryland corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (File No. 333-216665), and all amendments and supplements thereto (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is rendered in connection with the public offering by the Company of $69,000,000 in aggregate principal amount (which includes $9,000,000 in aggregate principal amount issued to the underwriters pursuant to an over-allotment option as provided for in the Underwriting Agreement (as defined herein)) of the Company’s 5.75% Notes due 2023 (the “Notes”), described in the prospectus supplement dated as of September 5, 2018, filed with the Commission pursuant to Rule 497 under the Securities Act. The Notes are being sold by the Company pursuant to an underwriting agreement substantially in the form to be filed as Exhibit (h)(6) to the Registration Statement (the “Underwriting Agreement”).

The Notes will be issued pursuant to an indenture(the “Base Indenture”), to be entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture to be entered into between the Company and the Trustee (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	the Underwriting Agreement;

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Monroe Capital Corporation

September 12, 2018

(iii)	the Articles of Amendment and Restatement of the Company;

(iv)	the Bylaws of the Company;

(v)	a certificate of good standing with respect to the Company issued by the State Department of Assessments and Taxation of Maryland as of a recent date;

(vi)	resolutions of the board of directors of the Company or committees thereof relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and (b) the authorization, execution and delivery of the Indenture;

(vii)	the Base Indenture;

(viii)	the First Supplemental Indenture; and

(ix)	a specimen copy of the form of the Notes to be issued pursuant to the Indenture in the form attached to the Indenture.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed the legal capacity of natural persons and the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company).

Based on the foregoing, and subject to the further assumptions and qualifications set forth in this letter, it is our opinion that when the Notes are duly executed and delivered by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, and other similar laws affecting the rights and remedies of creditors generally and to general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity.

The opinion expressed herein is limited to the General Corporation Law of the State of Maryland and the contract laws of the State of New York, as in effect on the date hereof, and we express no opinion with respect to any other laws of the State of Maryland or the State of New York or the laws of any other jurisdiction. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance or sale of the Notes.

Monroe Capital Corporation

September 12, 2018

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP

Nelson Mullins Riley & Scarborough LLP